Exhibit 99.1

Marianne Brown, Financial Services Executive, Joins VMware Board of Directors

PALO ALTO, Calif. Oct. 9, 2019 - VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced that Marianne Brown has been elected to the VMware board of directors.

Brown brings extensive financial expertise to VMware’s board of directors having served in executive financial technology and operations roles throughout her career, as well as her current role on the board of Northrop Grumman Corporation.

Brown has served in the role of Corporate Executive Vice President and Co-Chief Operating Officer, Global Financial Solutions segment of Fidelity National Information Services, Inc. (FIS), since January 2018. Prior to that, Brown was Chief Operating Officer, Institutional and Wholesale Business of FIS since December 2015, when FIS acquired SunGard Financial Systems LLC, where she was Chief Operating Officer from February 2014. From 2006 to 2014, Brown was President and Chief Executive Officer of Omgeo, and from 2005 to 2006 she was Chief Executive Officer of the Securities Industry Automation Corporation (SIAC). Prior to joining SIAC, Brown spent 26 years with Automatic Data Processing, Inc. (ADP), in various positions of increasing responsibility in areas including customer service, account management and sales, operations, technology and development.

“We are thrilled to have Marianne join the VMware board of directors,” said Pat Gelsinger, chief executive officer, VMware. “Marianne is an experienced board member bringing a tremendous amount of expertise in finance operations. We look forward to her making our board even better and partnering with the executive team for the incredible opportunities the company has in front of it.”

About VMware
VMware software powers the world’s complex digital infrastructure. The company’s cloud, networking and security, and digital workspace offerings provide a dynamic and efficient digital foundation to customers globally, aided by an extensive ecosystem of partners. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough innovations to its global impact. For more information, please visit https://www.vmware.com/company.html.

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VMware Global PR
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